Penn-America Group, Inc.
        NYSE:PNG
        ------------------------------------------------------------------------
        Jon S. Saltzman                         Joseph F. Morris
        President and Chief Executive Officer   Senior Vice President
                                                Chief Financial Officer and
                                                Treasurer

[LOGO] www.penn-america.com


                                   ----------

|X| Good Morning. It's our pleasure to be with you today at this eleventh annual Emerald Groundhog Day Investment Forum. My name is Jon Saltzman and I'm President and CEO of Penn-America Group. Joining me today is Joe Morris, our CFO. Let me start out, as I usually do, by pointing out that this presentation contains a copy of our Safe Harbor statement on page two. Please read it in conjunction with the handout.

|X| By every measure, 2003 was the most successful year in the history of Penn-America. We achieved record levels of gross written premium, GAAP underwriting income, operating income, net income and net cash provided by operations. Literally, the numbers speak for themselves.

|X| While our 2003 results reflect one of the most favorable property and casualty insurance markets in the history of the industry, we earned these results. We have never worked harder, smarter, with more precision or focus than during the last twelve months.

|X| And, as we'll explain during the next 25 minutes, we did not rest on our laurels during the best year in our history. To the contrary, we continued to drive every aspect of our business strategy toward higher levels of performance.

Agenda For Today's Presentation
--------------------------------------------------------------------------------

o        Snapshot of Penn-America

o        Excess and Surplus Lines market

o        Focused business strategy

o        Creating shareholder value

o        Financial results

o        Growth at a value price

         Statements made in this presentation and certain information included in these materials that are not historical - including statements regarding future performance and expected insurance writings - are forward-looking statements and as such are subject to a number of risks. Please see our 2002 10K and other reports filed pursuant to the Securities and Exchange Act of 1934 for additional disclosure regarding potential risk factors.

[LOGO]
www.penn-america.com                                                           2


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So here's how we'll plan to spend our time with you today:

|X|  First, I'll give you a snapshot of Penn-America.

|X| Then, I'll describe the segment of the property and casualty insurance industry in which we operate - it's called the Excess & Surplus Lines market - and explain how this segment has consistently outperformed the entire P & C industry.

|X| I'll discuss our focused business strategy and how we take advantage of this market.

|X| Next, Joe will describe how our business strategies create value for our shareholders in terms of return on equity and growth in book value per share.

|X| Joe also will highlight some of our financial results, including the strength of our balance sheet and why we believe it's an excellent foundation for growing book value per share.

|X| Finally, even though our shareholders already have realized a 40% compounded annualized return over the last three years and a 15% compounded return since our IPO in 1993 - by the way, both results well in excess of S & P 500 return figures - we still think that at today's price, we offer investors meaningful growth potential at what, is in our opinion, a value price.

Snapshot Of Penn-America
--------------------------------------------------------------------------------

o Specialty property and casualty insurer operating in the Excess and Surplus Lines market

o        Small network of family-owned general agencies

o        Founded in 1976; roots to 1947

o        $439 million(1) in assets; $131 million(1) in shareholders' equity

o        Rated A- (Excellent) by A.M. Best

         (1)      As of December 31, 2003.

[LOGO]
www.penn-america.com                                                           3

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Let me tell you who we are.

|X| We are a specialty property and casualty insurer operating in the excess and surplus lines marketplace. We are not a regional carrier like Harleysville, nor do we operate in the admitted, retail agency market like Philly Consolidated. We are a specialty E & S company; the companies we compete against every day are Berkley, Markel and RLI.

|X| We target small commercial businesses primarily in small towns and rural areas throughout the United States, businesses like restaurants, apartments, retail stores, service contractors, beauty parlors and daycare centers, all with average premiums of $2,000 per year.

|X| We reach these businesses through a small, selective group of family owned general agents. We believe that this network of general agents, and the franchise value that we create with our agents, is our key competitive advantage. If you listen to any other insurance company today, the subject of franchise value won't come up.

|X| Although Penn-America in its present form was founded in 1976, the company is built on a general agency founded in 1947 by my Dad, who is currently chairman of our board of directors. My family and the senior officers of Penn-America own more than 36% of Penn-America. You can rest assured that our interests are aligned with our shareholders'.

|X| As of December 31, 2003, we had $439 million in assets, $131 million in GAAP shareholders' equity and are rated A- (Excellent) by A.M. Best.

The Excess And Surplus Lines Market
--------------------------------------------------------------------------------


Secondary market for businesses unable to obtain coverage from standard lines carriers

Why Market is Underserved               Advantages of Targeting

o    Standard carriers avoid            o    Higher prices
     o    Risks not standard            o    Less regulation
     o    Small, rural areas            o    Lower acquisition costs
     o    Small accounts                o    Low cost national general
     o    Too far from retailers             agency network


$25 billion market with 35% growth rate and a combined ratio 8% to 10% lower than property/casualty industry

[LOGO]
www.penn-america.com                                                           4


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|X|  Now let me tell you about the excess and surplus lines marketplace

|X| The excess and surplus market is a secondary or residual market to the standard lines market. This means that if a small business can't buy insurance from a standard lines carrier, they have no alternative other than to buy it from a surplus lines company like Penn-America.

|X| The standard market is defined by its regional office structure and its rigid, bureaucratic underwriting policies in which there is no room for exceptions. As a result, standard carriers tend to avoid this market for several reasons:

     |X| They view risks such as restaurants or garden apartments as non-standard, which fall outside of their cookie-cutter underwriting process.

     |X| Even if they have a small business division, most view $2,000 accounts as too small.

     |X| They can't service these businesses because their offices are too far from the rural areas where these insureds are located and they're also too far from the retail agents who control this business.

|X| There are many advantages for a company like ours to operate in this market. These include:

|X| ...we can command higher prices and still increase market share because that's what you can do in a secondary market.

|X| ...there's less regulation, meaning we can exclude coverages for mold, pollution, asbestos, assault & battery and lead paint.

|X| ...we have lower acquisition costs since we are able to remove ourselves from paying premium taxes and guarantee-fund assessments

|X| ...and we can distribute our products through a low-cost general agency distribution network, which avoids the bricks and mortar overhead costs associated with a branch office system that standard lines carriers need.

|X| The E & S market is more than a $25 billion market that grew 35% in 2003. It is more than two-times larger than it was three years ago. Why has it grown? Because the standard lines carriers have avoided this segment for the last three years and, to date, they have shown no signs of re-entry. Even if they do, the small commercial segment will be the last segment into which they'll expand.

|X| The good news is that as this business moves into the E & S market, it will be profitable business; historically the E&S market has outperformed the total industry by 8 - 10 points in the combined ratio over the last several years.

Focused Business Strategy

                 Small Network of Family-Owned General Agencies

                        Technology Centered on Agencies

                        Disciplined Underwriting Process

                   Experienced And Responsive Management Team

[LOGO]
www.penn-america.com                                                           5


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|X|  [Note: this is an agenda slide.] So that's a summary of the E & S market, now let's turn to Penn-America's business strategy and how we operate in this market. There are four key aspects of our business strategy:

|X| We distribute our products through a small network of family-owned general agencies;

|X|  We focus our technology on our agents;

|X|  We have a disciplined underwriting process; and

|X|  Our management team is experienced and responsive.

|X|  Now let me give you some details about each of these points...

Small Network of Family-Owned
General Agencies

                                  Penn-America
                                        |
                                        v
                                66 General Agents
                                        |
                                        v
                              30,000 Retail Brokers

                                 Low fixed-cost
                                 National reach
                       Average agency tenure of ten years

[LOGO]
www.penn-america.com                                                           6


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|X|  Earlier I told you that Penn-America's small, selective network of family-owned general agencies and the service and support that we provide to these agents - which we call "franchise value" - is unlike any other company and is our key competitive advantage.

|X| We have a group of 66 general agents whom we have selected from the 400-500 wholesalers who currently operate in the United States. Not everyone can be a Penn-America agent. We hand-pick our agents based on their reputation and expertise. It's important for us to partner with the right agents because these long-standing relationships -which average in excess of 10 years - give us an advantage over our competitors.

|X| Our agents, on average, each work with 500 retail brokers. As you can see, we have access to about 30,000 retail brokers who, in turn, have the ability to reach millions of small businesses nationwide without the bricks and mortar costs of standard lines insurers.

|X| Because we have only 66 agents throughout the country - which is about 1/2 the number of our nearest competitor - we are able to create franchise value with each agent and, in return, we expect to be # 1 in their offices for the business that we want to write. We're currently No. 1 in 80% of our agents' offices. This generally means that we are going to write 1/3 of their business.

General Agent Franchise Value
--------------------------------------------------------------------------------

o    Limited agency appointments

o    Access to senior management

o    Local marketing support

o    Contingent profit commissions

o    Every agent is a shareholder with stock incentives

o    Technology centered on the agent


[LOGO]
www.penn-america.com                                                           7


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|X|  So that begs the question: how does a little company in Hatboro,
     Pennsylvania persuade 66 of the top wholesale insurance agencies in the U.S. to place about one-third of their business there? It's all about franchise value and you'll find it addressed in our business strategy at every level.

|X| Franchise value starts with limiting the number of agents we appoint so that our agents are not knocking heads with other Penn-America agents. For example, in California, we are represented by only two general agents. Our competitors have anywhere from six to fifteen. This is a significant value to our agents because it gives them a substantial advantage over their competitors.

|X| They have direct access to senior management of the company at all times and we work with them in a collaborative, professional style of communication. This produces the quick decisions they need to grab opportunities in their markets.

|X|  We give them products that are tailored to their local markets.

|X| We pay contingent-profit commissions that are based on an agent's ability to provide us with growing and profitable business. They often elect to take some percentage of this in Penn-America stock. In 2004, we will be paying profit commissions of approximately $4.3 million in cash and stock based upon 2003 results. By the way, every agent is a shareholder. Our largest agent owns more than 80,000 shares and, in the aggregate, our agents own approximately 3% of our common stock.

|X| Finally, we focus our technology on our agents, which I'll explain momentarily.

|X| There's more to franchise value than I can possibly put on one slide but I do want you to know that it really is as personal as I am making it seem.

"Same Store" Sales
--------------------------------------------------------------------------------

[GRAPH OMITTED. DATA POINTS AS FOLLOWS:]

        1999                    $1.5
        2000                    $1.8
        2001                    $1.7
        2002                    $2.8
        2003                    $3.9

                  CAGR 1999 - 2003 = 26% CAGR 1992 - 2003 = 19%

                 Gross Written Premiums per Agent (In Millions)


[LOGO]
www.penn-america.com                                                           8


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So here's how franchise value pays off for us:

|X| Over the last five years, our core commercial gross written premiums have grown from $77 million in 1999 to $209 million in 2003 - a compound annual growth rate of 28%. Virtually all of this growth - 26% to be exact - was produced from "Same Store Sales," or gross written premiums per agent, which grew from $1.5 million per agent in 1999 to $3.8 million per agent in 2003.

|X| If you go back even further to 1992, you'd see the same result. From 1992 to 2003, our gross written premiums grew at a compounded annual rate of 22%, of which 19% was due to an increase in gross written premiums per agent.

|X| And, based upon the size of our agencies and our expectation to write 1/3 of their business, we believe at today's prices, we have the ability to increase this average to $5 million dollars per agent over the next 18 to 24 months.

Technology Centered on Agencies
--------------------------------------------------------------------------------

o    Technology focused on building franchise value with general agents
     o PennLINK intranet system provides online access to policies, claim data, imaged documents and underwriting results
     o    Automated policy transactions to Penn-America
     o    Web-site development/support of general agents


[LOGO]
www.penn-america.com                                                           9



                                   ----------

|X| Our second business strategy is that our technology is centered on our general agencies. Listen, I recognize that every company says that their technology is the best. What's different about Penn-America's technology is that most of our technology resources are focused on our general agents. For example...

|X| We introduced the first intranet system in the wholesale market. We call it PennLink and it provides online access to polices, claim data, imaged documents and underwriting results. Our agents continually give us feedback that PennLink is the best in class of all of their markets.

|X| We've also designed nearly 20 web sites for our agents and still host eight on our network today. Technology clearly helps build the franchise value we've been talking about.

Disciplined Underwriting Process
--------------------------------------------------------------------------------

Thorough agency qualification and appointment process


Before Quote                            After Quote
Underwriting manual                     Policy entry system
Internet policy printing                Pricing results
Underwriting training & bulletins       Inspections/premium audit
                                        Underwriters' review
During Quote                            Underwriters' audit at PNG
                                        Underwriters' audit at agency
Underwriters' consultation              Contingent profit commission
Referrals to Penn-America               Review & refine underwriting manual
Renewal instructions                    Underwriting Audit Unit
Automated forms

[LOGO]
www.penn-america.com                                                          10



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|X|  Up until now,  I've spent time talking about how we get the business in the door. However, an equally important part of the strategy is the disciplined
     underwriting   process  that  ensures  that  this  business   generates  an
     underwriting profit. Nothing is more important to underwriting success than the selection of general agents; if we don't do that well, nothing else matters.

|X| It's an extremely thorough process that includes dual visits to each other's offices and an underwriting audit of the potential general agent. It generally takes six months from beginning to end.

|X| Once the agent is appointed, our underwriting process is extremely disciplined with specific activities at each stage of the process ...simply put: before, during and after. It's called in-force underwriting. It's not a hard process, but it is rigorous.

|X| For the sake of time, I won't discuss each of the underwriting activities that you see on the screen. However, please recognize that each activity is critical to ensure that all risks bound with Penn-America meet our underwriting standards.

Experienced And Responsive
Management Team
--------------------------------------------------------------------------------

Name                 Experience   Position
                     (Years)
                     Total/PNG

Jon S. Saltzman      27/17        President and CEO
Joseph F. Morris     25/3         Senior Vice President, CFO and Treasurer
John D. Curry        29/2         Vice President--Underwriting and Marketing
J. Ransley Lennon    22/14        Vice President--Information Technology
Garland P. Pezzuolo  16/7         VP, Secretary, Legal/General Counsel
Brian J. Riley       12/8         Vice President and Controller
Richard W. Slomiany  24/1         Vice President--Claims

    Flat organizational structure, 120 employees providing responsive service

[LOGO]
www.penn-america.com                                                          11



                                   ----------

The thing that holds our business strategy together is our experienced and responsive management team. We've got solid, experienced people leading each of our disciplines. We also have a flat organizational structure of 120 employees in Hatboro. All our employees have substantial industry experience.

At this point, Joe will review how these business strategies create value for our shareholders. He'll also review our recent financial results ... Joe

Creating Shareholder Value
--------------------------------------------------------------------------------

o    ROE 12 - 15% = Dividend yield + growth in book value per share

o    Dividends currently $0.215 per share

o    Return on equity model
     o With yield of 5%, investment operations provide 9%-10% of targeted 12%-15% ROE
     o Underwriting operations must produce 92 - 94 combined ratio to produce balance of the targeted 12%-15%

[LOGO]
www.penn-america.com                                                          12



                                   ----------

|X| We measure our success in creating shareholder value by focusing on dividends on our common stock and growth in book value per share. Our goal is that the sum of these two measurements will produce a 12 - 15% Return on Equity over the long-term.

|X| Regarding dividends: our current annual dividend rate is $.215, which is 39% higher than it was a year ago. We've paid a dividend for 35 consecutive quarters and since 1995, have returned more than $13.9 million to our shareholders. We believe in maintaining a dividend rate that is a meaningful component of shareholder return.

|X| Regarding growth in book value per share: our financial model for achieving the 12-15% ROE is relatively straightforward and is reasonably consistent over time. Because of our conservative investment strategy in which we historically invest very little in common equities, our model is a function of investment income and underwriting profitability. Here's how it works:

|X| Given a 5% yield environment, a debt to total capitalization ratio of 20% and with 90% of our invested assets in investment-grade fixed-income securities - we can count on the fact that the investment operations will produce 9 - 10 points of our targeted 12 - 15% ROE.

|X| That means, then, that the remaining 2 - 6 points of return must come from underwriting profitability. Assuming that we write to a net premium to surplus ratio of 1.3 to 1, which is an acceptable level to achieve an "A" rating from AM Best, that translates into an underwriting combined ratio of 92 - 94, if we expect to achieve our 12-15% ROE goal. And, as I'll demonstrate in a moment, this level of underwriting profitability is consistent with our current level of performance.

|X| Before discussing our underwriting results and how they'll lead to growth in book value per share, let me offer you some characteristics regarding the strength of our balance sheet, which is the foundation for growing book value.

Solid Balance Sheet Is Foundation
For Growth
--------------------------------------------------------------------------------

o    Adequate loss reserves
     o    Disciplined reserving process
     o    Consistent reserving at or above mid-point of actuarial range

o    Financially strong reinsurance partners
     o Reinsurance recoverables - 25% of GAAP equity; 98% with Gen Re and American Re

o    Conservative investment strategy

[LOGO]
www.penn-america.com                                                          13



                                   ----------


|X| We believe that our balance sheet is strong because of our commitment to three fundamental values: Adequate loss reserves, financially strong reinsurance partners and a conservative investment strategy.

|X| We have very disciplined reserving practices implemented monthly and quarterly to review every line of business for every accident year. It involves all insurance disciplines within Penn-America to ensure that underwriting practices, claims practices and reserving trends are well-understood and analyzed. We also engage an outside consulting actuary twice a year to re-calibrate every reserving assumption to ensure that we haven't missed a trend or unfavorable development factor. As of December 31, 2003, we believe our reserves are adequate; they're set at the mid-point of our actuarial range.


|X| Our reinsurance treaties have been placed with two of the largest and most financially sound reinsurance companies in the world - they're currently with American Re, which is part of Munich Re - and previously with Gen Re, part of Berkshire Hathaway. We have no reinsurance recovery concerns on our balance sheet - our recoveries aggregate only 25 % of equity (compared to over 100% for most companies) and 98% our balances are with Gen Re and American Re.

|X|  Now regarding our conservative investment strategy...

Underwriting Combined Ratio (Calendar Year)
--------------------------------------------------------------------------------

[GRAPH OMITTED. DATA POINTS AS FOLLOWS:]


                  1994   1995   1996   1997   1998   1999   2000   2001   2002   2003
Loss Ratio        62.2   62.6   62.7   63     62.3   73.8   82.4   68.5   65.3   61.4
Expense Ratio     31     30.8   30.6   33.2   33.9   34.5   34     34.6   32.4   31.1

                               GAAP Including Exited Lines


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www.penn-america.com                                                          14



                                   ----------

|X| First, we outsource the management of our investment portfolio to Gen Re New England Asset Managers, part of Berkshire Hathaway Group. We believe they do an excellent job working with our investment committee in executing our conservative investment strategy.

|X|  Now let me give you a summary of our investment portfolio.

     |X| The market value of our investment portfolio was $346 million as of December 31, 2003...

     |X|  ... 97% of which was invested cash and fixed income securities.

     |X| 94% of our fixed-income securities were rated A or better and 99% are investment grade. We've had no credit losses over the last few years and there are no securities in the portfolio that give us any credit concern.

     |X| Duration is 4.0 years and the tax-equivalent yield was 5.1% as of 12/31.

     |X| And, you can see we had no common stocks in the portfolio as of 12/31, although in January 2004, after updating our strategic asset allocation analysis, we initiated a very modest re-allocation to equities not to exceed 6% of invested assets. We believe this modest re-allocation will raise our risk-adjusted ROE by complimenting our investment grade fixed income portfolio.

|X| So, as you can see, we have a very conservative investment portfolio in order to support the underwriting risk that we take in the business.

|X| Now that I've shown you why our balance sheet is so strong and is an excellent foundation for growing book value, let me share some recent performance results in our underwriting area. These results will lead to the 12 - 15% ROE and growth in book value per share that we target.

High-Quality Investment Portfolio
--------------------------------------------------------------------------------

[GRAPH OMITTED. DATA POINTS AS FOLLOWS:]

Fixed Income                    94%
Cash & Cash Equivalents          3%
Preferred Stock                  1%
Common Stock                     2%


     o    Portfolio market value $345.7 million at Q4-2003

     o    94% of fixed-income securities rated A or better

     o    Fixed-income portfolio duration 4.0 years

     o    Fixed-income tax equivalent yield 5.0%

     o    Common stock represents adjustable rate mortgage mutual fund


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www.penn-america.com                                                          15


                                   ----------

Regarding underwriting profitability: other than 1999 and 2000 when we exited two automobile lines of business, we have a track record over the last ten years of producing underwriting combined ratios at a level that will achieve our overall ROE goals. Let me emphasize that all of the leverage in our ROE model is in our underwriting results. For example, for every one-point improvement in our combined ratio, operating earnings per share increases $.10; and for every 10% growth in GWP, operating EPS increases $.04. For 2003, our combined ratio declined to 92.5. We're confident that underwriting margins will continue at this level because of the growth in written premiums that we experienced over the last two years. The next slide explains this concept:

Gross Written Premiums (In Millions)
--------------------------------------------------------------------------------

[GRAPH OMITTED. DATA POINTS AS FOLLOWS:]

                  1994       1995     1996     1997     1998     1999     2000     2001    2002     2003
Core Commercial   43         53.6     58.6     68.6     69.3     77.4     95.5     97.3    157.4    209.4
Exited Lines      10.9       13.4     21.9     36.1     25.8     18.6     14.3      1.1    0        0

                             Core Commercial CAGR 1999 - 2003 = 28%; 2003 = 33%


[LOGO]
www.penn-america.com                                                          16


                                   ----------


Gross written premiums increased 33% in 2003 and 60% in 2002. Most of this growth was due to rate increases: 2003 was the third consecutive year of double-digit rate increases. (We achieved 15% in 2001; nearly 20% in 2002 and; 12% in 2003) Business that we wrote in 2003 was priced at rates that were 50% higher than they were three years ago. Furthermore, because much of this premium is sitting on our balance sheet as unearned premiums, the more profitable business that we wrote over the last 12 months will continue to emerge into our operating statement as it's earned over the next 12 months.

Book Value Per Share
--------------------------------------------------------------------------------


[GRAPH OMITTED. DATA POINTS AS FOLLOWS:]

    1994                   $2.85
    1995                   $3.64
    1996                   $4.23
    1997                   $6.57
    1998                   $7.14
    1999                   $6.67
    2000                   $6.52
    2001                   $7.00
    2002                   $8.00
    2003                   $8.87


CAGR 1993 - 1998 = 21%; 2000 - 2003 = 11%

[LOGO]
www.penn-america.com                                                          17



                                   ----------

I started out by telling you that 2003 was the most successful year in the history of Penn-America and that the numbers speak for themselves. Here's what the numbers are saying: Despite our record year of performance, we didn't rest on our laurels. We continued to drive every aspect of our business strategy to higher levels of performance. We believe that 2004 and 2005 will continue to exhibit favorable market conditions in our sector. We are prepared to take advantage of this environment just as we have over the last two years. To summarize, here is why we think that we are worth your attention and investment:

|X| We operate in the excess and surplus lines market, and, unlike the standard lines market, we can increase prices and market share at the same time.

|X| Penn-America is different from the rest of the companies that we compete against in this market. We've emphasized that it's the franchise value we provide to our small network of family-owned general agents that is at the heart of this difference.

|X| Penn-America has a strong balance sheet and a fairly straightforward return on equity model that's designed to achieve a 12-15% return on equity. We have a long-term history of producing this level of return and creating real value for shareholders.

|X| Finally, as you can see from the last bullet on the slide, at today's price our stock is trading at multiples well below our peer group. In our humble opinion, we offer meaningful growth at a value price.




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The Numbers Say: Invest in Penn-America
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o    Excess & Surplus Lines market

o    Small network of family-owned GA's

o    Strong balance sheet

o    Long-term history of superior operating performance

o    Excellent value
     o    Priced 1.5 times December 31th book value
     o    Priced 11 times 2004 consensus earnings estimates


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www.penn-america.com                                                          18




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Penn America Group, Inc.
NYSE:PNG
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